UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2007 (August 21, 2007)

INFOSMART GROUP, INC.
(Exact name of Registrant as specified in charter)

California (State or other jurisdiction of incorporation)	001-15643 (Commission File Number)	95-4597370 (IRS Employer Identification Number)

5th Floor, QPL Industrial Building
126-140 Texaco Road
Tsuen Wan, Hong Kong
(Address of principal executive offices)

Registrant’s telephone number, including area code: (852) 2944-9905

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other risk factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

In this Form 8-K, references to “we,” “our,” “us,” “company,” “Infosmart,” “Registrant” refer to Infosmart Group, Inc., a California corporation.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 21, 2007, Mr. Chung Kwok resigned as the Chief Executive Officer and President of Infosmart Group, Inc. (“Infosmart”). Mr. Kwok will remain as a member of Infosmart’s board of directors.

Effective August 21, 2007, Infosmart’s board of directors appointed Mr. Parker Seto as Infosmart’s new Chief Executive Officer and President.

Mr. Seto, a former member of Infosmart’s board of directors, graduated from the Chinese University of Hong Kong in Professional Accountancy stream with a Bachelor of Business Administration (Honour) in 1990. He is a Member of the American Institute of Certified Public Accountants, Fellow Member of the Association of Chartered Certified Accountants in United Kingdom and member of the Hong Kong Institute of Certified Public Accountants. Mr. Seto has extensive experience in initial public offerings and auditing public companies and provides financial advisory services. He is the Managing Director of WestPark Capital, Inc., a U.S. investment banking firm and he has been invited to be the advisor of several mid-sized businesses in Hong Kong and Mainland China for general business management consultation.

There are no transactions or relationships between the Company and Mr. Seto in which Mr. Seto had or is to have a direct or indirect material interest.

Infosmart entered into a Letter of Appointment agreement with Mr. Seto on August 21, 2007. Effective August 21, 2007, Mr. Seto was appointed Chief Executive Officer of Infosmart and his fixed salary is HK$83,000 per month or approximately US$10,621 per month. Such salary is subject to an annual review by the Board of Directors (“Board”) at a time determined by the Board. Under the terms of the agreement, Mr. Seto is also entitled to receive reimbursements for all reasonable business, office personnel, company-related entertainment and travel expenses that he incurs or he pays for on behalf of the Company in accordance with the Company’s expense reimbursement policy. Further, the agreement provides Mr. Seto with employee insurance, mandatory provident fund benefits and, after completion of the three-month probation period, medical insurance. This agreement may be terminated immediately, without Company prior notice or payment in lieu of notice if at any time Mr. Seto: (1) becomes physically or mentally disabled whether totally or partially so that he is substantially unable to perform his duties for a period of one month or for 30 days in the aggregate in any period of six consecutive months; (2) is convicted of a criminal offense, except one which in the reasonable of the Board does not affect his position with the Company at the time of such conviction; (3) commits repeated or continued (after warning) any persistent or material breach of the employment agreement; (4) is guilty of willful neglect in discharging his duties or commits any grave misconduct which in the absolute opinion of the Board tends to bring himself or the Company into disrepute; or (5) commits an act of bankruptcy or compounded with his creditors generally or is guilty of conduct which would make his continued appointment prejudicial to the interests of the Company. The agreement also contains restrictive covenants preventing competition with Infosmart during his employment and for a period of 12 months after termination, and also covenants preventing the use or disclosure of confidential business information, except in connection with the performance of his duties for the Company, during or at any time after termination of his employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSMART GROUP, INC. (Registrant)

Date: August 24, 2007	By:	/s/ Parker Seto
Parker Seto, Chief Executive Officer and President